Robert Schweitzer Appointed to CarCharging’s Board of Directors

Largest Owner, Operator and Provider of Electric Vehicle Charging Services’ Board of Directors is now Majority Independent

July 20, 2017 - HOLLYWOOD, FL – Car Charging Group, Inc. (OTC: CCGI) (“CarCharging”), the largest owner, operator, and provider of electric vehicle (EV) charging services and the owner and operator of the Blink Network, announced today that Robert Schweitzer has been appointed to CarCharging’s Board of Directors.

In connection with the Company’s application to have its shares of common stock listed on a national securities exchange, the majority of the Company’s Board members need to be independent. In order to meet this objective, CarCharging’s President, Andy Kinard, resigned as a Board member. With the appointment of Mr. Schweitzer and the resignation of Mr. Kinard, the majority of the Company’s directors is now independent. Mr. Kinard remains a valuable employee of the Company.

Mr. Schweitzer has extensive experience as a corporate director and in executive management, financial services, and real estate. Mr. Schweitzer currently serves on the Board of Directors for two public companies. He serves as Chairman of the Board for 1-800-PetMeds (NASDAQ: PETS) and as Lead Independent Director for OmniComm Systems Inc. (OTC: OMCM).

Mr. Schweitzer most recently served as President and Chief Operating Officer of Shay Investment Services, a holding company whose subsidiaries include Shay Financial Services Inc., a national association of securities dealers and brokers and Shay Assets Management Inc., an investment advisory firm. Prior to that, he served as President and Chief Executive Officer of Equinox Bank and Northwest Savings Bank, and also as Regional President for Union Planters Bank (now Regions Bank). Mr. Schweitzer also worked as Executive Vice President and Director Corporate Banking Group for Bank of America/Nationbank/Barnett Bank, Inc., Director and Head of the Real Estate, Construction & Environmental Consulting Group for Coopers & Lybrand, Washington, D.C., Vice President & Manager of Mid-Continent Real Estate Division, The First National Bank of Chicago, and Senior Vice President and Manager of Central North American Banking Group at Wachovia Corporation.

“We are delighted to add Robert Schweitzer to our Board of Directors as another independent Board member,” stated Michael D. Farkas, CarCharging’s Executive Chairman and Founder. “We believe that Robert’s executive management and financial expertise will be a great addition to our current Board of Directors and will assist us in meeting the necessary requirements for being listed on a national securities exchange.”

“I am looking forward to working with CarCharging’s Board and management team to help the Company reach its vast potential in this rapidly accelerating market,” stated Robert Schweitzer.

Mr. Schweitzer received his Master of Business Administration from University of North Carolina at Chapel Hill and his Bachelor of Science from the United States Naval Academy in Annapolis, Maryland. Mr. Schweitzer served for 30 years in the US Navy and Navy Reserves Nuclear Submarine Force, and retired with a rank of Captain. He is a certified Florida Supreme Court Mediator and certified FINRA arbitrator. He is also a licensed real estate broker in North Carolina and Florida.